Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income increased by $76 thousand, or 12.0% for the three month period ended March 31, 2016 from the same period last year
•	Net interest income increased by $148 thousand, or 4.5%, for the three months ended March 31, 2016 from the same period last year
•	Total loans increased by $18.0 million, or an annualized 10.4% for the nine month period ended March 31, 2016

Minerva, Ohio— April 26, 2016 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $708 thousand for the third fiscal quarter of 2016, which compared to $632 thousand for the three months ended March 31, 2015. Earnings per share for the third fiscal quarter of 2016 were $0.26 compared to $0.23 for the same period last year.

For the nine months ended March 31, 2016, net income was $2.1 million compared to $2.2 million for the same period last year. Fiscal year-to-date net income per share was $0.76 compared to $0.80 for the same period last year.

Assets at March 31, 2016 totaled $425.9 million, an increase of $21.9 million, or an annualized 7.2%, from June 30, 2015. Loans increased by $18.0 million, or an annualized 10.4%, and deposits increased by $13.3 million, or an annualized 5.3% for the nine month period ended March 31, 2016.

Ralph J. Lober, President and Chief Executive Officer, stated, “Loan growth, now at an annualized rate of 10.4%, is having a positive impact on the Bank’s net interest income and is countering the effects of the continued low rate environment. We continue to see commercial growth in existing and new markets and have experienced an increase in consumer and mortgage related loan volume. Increased loan activity is also reflected in the Bank’s loan to deposit ratio, which has improved to 71.2% from 68.6% at year end June 30, 2015. Core earnings are strong and we expect our business development efforts to result in a continuation of these trends.”

Net interest income for the third fiscal quarter of 2016 increased by $148 thousand compared to the same period last year, with interest income increasing by $138 thousand and interest expense decreasing by $10 thousand. The net interest margin was 3.73% for the current quarter ended March 31, 2016, 3.68% for the previous quarter ended December 31, 2015 and was 3.79% for the same period last year. The Corporation’s yield on average interest-earning assets was 3.96% for the three months ended March 31, 2016, a decline from 4.05% for the same period last year. The Corporation’s cost of funds decreased to 0.32% for the three months ended March 31, 2016 from 0.35% for the same period last year.

Other income increased by $88 thousand for the three month period ended March 31, 2016 compared to the same prior year period primarily as a result of an $87 thousand gain from the sale of securities that was recognized during the third fiscal quarter of 2016.

Other expenses increased by $91 thousand, or 2.9%, for the third fiscal quarter of 2016 from the same period last year. The increase in other expenses was primarily the result of a $67 thousand increase in occupancy and equipment expenses and a $45 thousand, or 2.6%, increase in salary and benefit expenses. Occupancy and equipment expenses increased primarily as a result of expenses associated with the new main branch office and corporate facility in Minerva, Ohio that was completed during the third fiscal quarter of 2016.

Non-performing loans were $3.4 million at March 31, 2016, compared with $2.3 million at June 30, 2015 and $0.6 million at March 31, 2015. Non-performing loans increased from June 30, 2015 primarily as a result of placing a commercial real estate credit with a recorded investment of $0.7 million and a 1-4 family non-owner occupied credit with a recorded investment of $0.3 million on non-accrual. The commercial real estate credit is primarily secured by an owner-occupied commercial real estate property and two multi-family real estate properties. The allowance for loan losses (ALLL) as a percent of total loans at March 31, 2016 was 1.08% and annualized net charge-offs to total loans were 0.10% for the nine month period ended March 31, 2016 compared with an ALLL to loans ratio of 1.05% and an annualized net charge-off ratio of 0.11% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and two loan production offices in Carroll, Columbiana, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; material unforeseen changes in the financial condition or results of Consumers National Bank’s customers, the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; competitive pressures on product pricing and services; pricing and liquidity pressures that may result in a rising market rate environment; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Total interest income	$3,672	$3,534	$10,950	$10,652
Total interest expense	223	233	671	715
Net interest income	3,449	3,301	10,279	9,937
Provision for loan losses	130	90	414	214
Other income	736	648	2,193	2,232
Other expenses	3,191	3,100	9,534	9,233
Income before income taxes	864	759	2,524	2,722
Income tax expense	156	127	450	526
Net income	$708	$632	$2,074	$2,196
Basic and diluted earnings per share	$0.26	$0.23	$0.76	$0.80

Consolidated Statements of Financial Condition	March 31, 2016	June 30, 2015	March 31, 2015
Assets
Cash and cash equivalents	$14,138	$10,544	$15,911
Certificates of deposit in other financial institutions	5,170	4,470	4,217
Securities, available-for-sale	135,127	137,144	128,220
Securities, held-to-maturity	3,530	3,655	3,690
Federal bank and other restricted stocks, at cost	1,396	1,396	1,396
Loans held for sale	746	462	583
Total loans	246,194	228,519	231,207
Less: allowance for loan losses	2,663	2,432	2,425
Net loans	243,531	226,087	228,782
Other assets	22,235	20,209	18,842
Total assets	$425,873	$403,967	$401,641
Liabilities and Shareholders’ Equity
Deposits	$346,309	$332,996	$330,819
Other interest-bearing liabilities	32,269	26,078	25,443
Other liabilities	3,702	3,427	3,405
Total liabilities	382,280	362,501	359,667
Shareholders’ equity	43,593	41,466	41,974
Total liabilities and shareholders’ equity	$425,873	$403,967	$401,641

	At or For the Nine Month Periods Ended
Performance Ratios:	March 31, 2016	March 31, 2015
Return on Average Assets (Annualized)	0.66%	0.75%
Return on Average Equity (Annualized)	6.47	7.11
Average Equity to Average Assets	10.22	10.51
Net Interest Margin (Fully Tax Equivalent)	3.70	3.79

Market Data:
Book Value to Common Share	$15.98	$15.37
Dividends Paid per Common Share (YTD)	$0.36	0.36
Period End Common Shares	2,727,383	2,731,612

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.10%	0.11%
Non-performing Assets to Total Assets	0.81	0.18
ALLL to Total Loans	1.08	1.05